XDOGS, Inc.
                         126 North 3rd Street, Suite 407
                          Minneapolis, Minnesota 55401

November 17, 2003

Mr. Ben Doherty Chairman StravinSOFT, Inc.
4100 Spring Valley Road, Suite 700
Dallas, TX  75244

              Re:  Acquisition StravinSOFT, Inc.

Dear Ben:

     We are writing to you as the Chairman of StravinSOFT, Inc., a Colorado Corporation ("StravinSOFT") to express XDOGS, Inc.'s ("XDOGS") intention to acquire the assets and operations of StravinSOFT through either a stock-for-stock or stock-for-assets exchange (the "Transaction") to be determined by XDOGS. Except as provided in Sections 6, 7, 8 and 9 below (the provisions of which are binding), this letter is not intended to bind either StravinSOFT or XDOGS to the Transaction, but is intended solely to indicate XDOGS's intention to proceed with a due diligence investigation of StravinSOFT's business operations, financial affairs and prospects and to negotiate with StravinSOFT in good faith a definitive agreement containing the terms and conditions set forth below (the "Definitive Agreement").

     We propose the following basic terms and conditions for the Transaction:

1. Form of Transaction. XDOGS (or a newly formed subsidiary of XDOGS formed for the purpose of the Transaction also referred to herein as XDOGS) will issue and deliver to StravinSOFT up to Sixty Million (60,000,000) shares of its duly authorized common stock free and clear of all liens, claims and encumbrances in exchange for either (a) all of the issued and outstanding capital stock of StravinSOFT (the "StravinSOFT Stock"), or (b) all of the assets (whether tangible or intangible) necessary for, used in or useful to StravinSOFT's operations (the "StravinSOFT Assets"). Upon closing of the Transaction, XDOGS would acquire the StravinSOFT Stock or the StravinSOFT Assets free and clear of all claims, liens or encumbrances of any kind except for those liabilities of StravinSOFT which, after completion of due diligence, XDOGS expressly agrees to assume (the "Assumed Liabilities"). StravinSOFT, or its stockholders as the case may be, would remain responsible for all other liabilities. XDOGS and StravinSOFT contemplate a one for one share exchange, with StravinSOFT shareholders receiving fifty percent (50%) of the new entity.

The Transaction will be structured as a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended. The common stock issued by XDOGS hereunder will be "restricted securities" within the meaning of the Securities Act of 1933, as amended, and will be acquired by StravinSOFT for investment purposes only and not with a view to the distribution thereof.

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StravinSOFT, Inc.
November 17, 2003
Page 2


2. Employment Arrangements. As a condition to closing the Transaction, All Employees of StravinSoft agree to tender their resignations. Nothing in this
Section 2 obligates XDOGS to employ any or all of the employees of StravinSOFT.

3. Noncompete Agreements. As a condition to closing on the Transaction, each of the Employees (and such other persons as the parties may agree to) would enter into a noncompete agreement with XDOGS agreeing not to compete against XDOGS (which shall include an agreement not to solicit XDOGS's employees) during employment with XDOGS and for the longer of the period extending three (3) months after termination of employment with XDOGS for any reason.

4. Representations and Warranties by StravinSOFT and its Major Stockholders. The Definitive Agreement would contain customary representations and warranties by StravinSOFT and the Major Stockholders, relating to the business and financial condition, assets, operations, affairs and prospects of StravinSOFT. All of StravinSOFT and the Major Stockholder's representations and warranties would last for a period of 24 months. The Definitive Agreement would require StravinSOFT to indemnify and hold XDOGS harmless against claims, liabilities and other expenses and damages, including attorneys' fees and expenses, related to a breach of any representation or warranty made by StravinSOFT or the Major Stockholders in the Definitive Agreement. To secure payment of any claims, ten million (10,000,000) of the XDOGS common stock deliverable upon the Closing Date would be escrowed during the 24 months after Closing, pursuant to an escrow agreement satisfactory to both parties.

5. Conditions to Closing on Stock Exchange. The Definitive Agreement would contain a variety of terms and conditions to be satisfied by the parties prior to Closing on the Transaction. Such conditions would include XDOGS's completion to XDOGS's satisfaction of the investigation of the business and financial affairs and prospects of StravinSOFT, its operations and assets, the discovery by XDOGS in the course of such investigation of no adverse matters affecting the business and financial affairs and prospects of StravinSOFT, its operations and assets and the determination by XDOGS's independent accountants that the financial statements of StravinSOFT can be audited for the requisite period to comply with SEC requirements (to the extent that XDOGS's accountants determine that the audit is required).

6. Due Diligence Investigation. Upon execution of this letter, StravinSOFT and the Major Stockholders agree to permit XDOGS and its employees, attorneys, accountants, investment bankers and other agents to have full and free access, during normal business hours, to the books and records of StravinSOFT and to StravinSOFT's premises, employees, customers and suppliers as the foregoing relates to StravinSOFT's operations, assets or the Transaction in general (XDOGS will work closely with StravinSOFT's senior management to avoid disruption of StravinSOFT's relationships with such parties) for the purpose of investigating the business and financial affairs and prospects of StravinSOFT, its operations and assets.

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StravinSOFT, Inc.
November 17, 2003
Page 3


7. Confidentiality. Each party, for itself and its respective employees, stockholders and agents, agrees to keep confidential (i) the existence and terms of this letter and (ii) all confidential information provided by or through a party to the other. Confidential information includes all business and financial information of a party, whether disclosed prior to or after execution of this letter, including financial statements, tax returns, business and marketing plans and customer and supplier data. Despite the foregoing, "confidential information" does not include publicly available information, information obtained from a third party source not under an agreement or obligation to maintain the confidentiality of such information and information independently developed by a party without the use of any otherwise confidential information. In addition, StravinSOFT acknowledges that XDOGS, as a public company, may be required publicly to disclose the existence of this letter and potentially its contents. XDOGS will provide StravinSOFT with reasonable notice prior to any such press release and will reasonably attempt to agree with StravinSOFT upon the written text of any such press release prior to its public distribution.

8. No-Shop Agreement. In consideration of this letter and the time and expense to be incurred by XDOGS in conducting its due diligence investigation of StravinSOFT, its operations and assets, StravinSOFT, the Major Stockholders, employees and agents agree not to solicit, negotiate with or provide any information to any other person, firm or entity regarding any acquisition of the assets or capital stock of StravinSOFT or any merger or other business combination involving StravinSOFT or its assets or capital stock. This agreement shall extend through the earlier of (i) the date of execution of the Definitive Agreement, (ii) the date that XDOGS notifies StravinSOFT in writing of XDOGS's intention to abandon the proposed Transaction, or (iii) 90 days from the date of execution of this letter. The parties agree that any breach or threatened breach of the provisions of this Section 8 may be enjoined by a court of competent jurisdiction. The parties agree that the state and federal courts located in Minneapolis, Minnesota shall have personal and subject matter jurisdiction as to any such injunctive action.

9. Definitive Agreement, Closing Date and Operations. The parties agree promptly to commence negotiations of the terms and conditions of the Definitive Agreement in good faith in accordance with the provisions of this letter with the non-binding intention of executing the Definitive Agreement on or prior to a Closing Date of February 11, 2004. StravinSOFT agrees promptly to provide XDOGS with copies of any written, and a written summary of any oral, offer or solicitation of an offer made to StravinSOFT or any of StravinSOFT's employees or agents after execution of this letter relating to any acquisition of its assets or capital stock whether by merger or otherwise or any request for information related to the foregoing. After the execution of this letter and through the later of the date of execution of the Definitive Agreement or expiration of the no-shop agreement in Section 8, and except as otherwise contemplated by this letter, StravinSOFT agrees to operate StravinSOFT's business in the ordinary course and in a manner consistent with the operations thereof prior to execution of this letter.

If the provisions of this letter correctly summarize our agreement, please indicate so by your signatures below. This agreement may be executed in counter parts

StravinSOFT, Inc.
November 17, 2003
Page 4


Very truly yours,

XDOGS, Inc.

By:  /s/  Kent Rodriguez
   ----------------------------------------------
          Kent Rodriguez, Chief Executive Officer

Agreed to and accepted:

StravinSOFT, Inc.


By:  /s/  Ben C. Doherty
   ----------------------------------------------
          Ben C. Doherty, Chairman


/s/  Ben C. Doherty
-------------------------------------------------
     Ben C. Doherty - Major Stockholder


/s/  John Monroe
-------------------------------------------------
     John Monroe  - Major Stockholder

/s/  Jeanette Brooks
-------------------------------------------------
     Jeanette Brookes - Major Stockholder